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                                                                    Exhibit 5(a)

                                April 11, 2000



Xceed Inc.
488 Madison Avenue
3rd Floor
New York, New York 10022

Ladies and Gentlemen:

     We have acted as counsel for Xceed Inc. (the "Company") in connection with the filing of the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Act") covering 910,139 shares of common stock, par value $.01, of the Company (the "Shares"), issuable upon the conversion of 30,000 shares of Series A Cumulative Convertible Preferred Stock of the Company pursuant to the Certificate of Designation, Preferences and Rights of Series A Cumulative Convertible Preferred Stock of the Company dated January 13, 2000 and filed with the Secretary of State of Delaware (the "Certificate of Designation") and 1,533,273 shares of common stock (the "Warrant Shares"), issuable upon exercise of warrants dated as of January 13, 2000 and April 4, 2000 (the "Warrants"), all of which were issued pursuant to: (i) a Subscription Purchase Agreement dated as of January 13, 2000, by and among the Company and the purchasers party thereto (the "January Agreement"), and (ii) an Agreement dated as of April 4, 2000, by and among the Company and the purchasers party thereto (the "April Agreement"). The Registration Statement has been filed pursuant to the terms of a Registration Rights Agreement dated as of January 13, 2000 (the "Registration Rights Agreement").

     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation (including the Certificate of Designation) and Bylaws of the Company, and the amendments thereto, the January Agreement, the April Agreement, the Warrants, the Registration Rights Agreement and other records and documents that we have deemed necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company, the representations of the Company included in the January Agreement, the April Agreement and the Registration Rights Agreement, and public officials.

     In our opinion, the Shares and the Warrant Shares to be registered under the Registration Statement have been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the January Agreement and the April Agreement, the Shares and the Warrant Shares will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters." In giving this consent, we do not admit
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Xceed, Inc.
April 11, 2000
Page 2


that we are acting within the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.